Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
FISCAL 2019 FOURTH QUARTER AND YEAR END RESULTS
Revenues of $45.6 Billion for the Fourth Quarter, a 5.4 Percent Increase Year-Over-Year
Fourth Quarter GAAP Diluted EPS of $0.63 and Adjusted Diluted EPS of $1.61
Revenues of $179.6 Billion for Fiscal Year 2019, a 6.9 Percent Increase Year-Over-Year
Fiscal Year 2019 GAAP Diluted EPS of $4.04 and Adjusted Diluted EPS of $7.09

VALLEY FORGE, PA, November 7, 2019 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2019 fourth quarter ended September 30, 2019, revenue increased 5.4 percent to $45.6 billion. Revenue increased 6.9 percent to $179.6 billion for the fiscal year. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $0.63 for the September quarter of fiscal 2019, compared to $1.07 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 11.0 percent to $1.61 in the fiscal fourth quarter. For fiscal year 2019, adjusted diluted EPS increased 9.2 percent to $7.09.

“In fiscal 2019, AmerisourceBergen performed extremely well, driven by execution across our Pharmaceutical Distribution and Global Commercialization Services & Animal Health teams. Working as a unified and connected organization, we created value for our shareholders, partners, customers, and the patients they serve,” said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen.

“As we enter fiscal 2020, we will continue to leverage our differentiated strategy and partnerships to grow our business,” Mr. Collis continued. “AmerisourceBergen is well positioned to deliver long-term value for all of our stakeholders as we continue to focus on innovation, execution, advancing our talent and culture, and living our purpose of being united in our responsibility to create healthier futures.”

Fourth Quarter Fiscal Year 2019 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$45.6B	$45.6B
Gross Profit	$1.2B	$1.2B
Operating Expenses	$1,005M	$789M
Operating Income	$180M	$456M
Interest Expense, Net	$36M	$36M
Effective Tax Rate	8.5%	19.6%
Net Income Attributable to ABC	$133M	$338M
Diluted Earnings Per Share	$0.63	$1.61
Diluted Shares Outstanding	210M	210M

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly and fiscal year results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the Supplemental Information Regarding non-GAAP Financial Measures following the tables.

Fourth Quarter GAAP Results

•
Revenue: In the fourth quarter of fiscal 2019, revenue was $45.6 billion, up 5.4 percent compared to the same quarter in the previous fiscal year, reflecting a 5.1 percent increase in Pharmaceutical Distribution Services revenue and a 12.6 percent increase in revenue within Other.

•
Gross Profit: Gross profit in the fiscal 2019 fourth quarter was $1.2 billion, a 14.7 percent increase compared to the same period in the previous fiscal year. Gross profit in the current fiscal quarter was favorably impacted by the increases in gross profit for both Pharmaceutical Distribution Services and Other. Gross profit was also favorably impacted by a reduction in LIFO expense, lower PharMEDium remediation costs, and a prior year estimated assessment related to the New York State Opioid Stewardship Act that was subsequently reversed in the first quarter of fiscal 2019. Gross profit as a percentage of revenue was 2.60 percent, an increase of 21 basis points from the prior year quarter.

•
Operating Expenses: In the fourth quarter of fiscal 2019, operating expenses were $1,004.9 million, compared to $878.5 million in the same period last fiscal year. The increase in operating expenses was primarily due to higher employee severance, litigation and other expenses due to legal settlements. Operating expenses as a percentage of revenue in the fiscal 2019 fourth quarter was 2.20 percent, compared to 2.03 percent for the same period in the previous fiscal year.

•
Operating Income: In the fiscal 2019 fourth quarter, operating income was $179.8 million versus $154.1 million in the prior year quarter as the increase in gross profit exceeded the increase in operating expenses. Operating income as a percentage of revenue in the fiscal 2019 fourth quarter was 0.39 percent compared to 0.36 percent for the same period in the previous fiscal year.

•
Interest Expense, Net: In the fiscal 2019 fourth quarter, net interest expense of $36.4 million was down 15.4 percent versus the prior year quarter due to an increase in interest income as a result of an increase in our invested cash balance and an increase in interest rates. Additionally, interest expense was lower due to a decrease in average borrowings.

•
Effective Tax Rate: The effective tax rate of 8.5 percent for the fourth quarter of fiscal 2019 was primarily impacted by legal settlements, which changed the mix of domestic and international income. The prior year's effective tax rate of (73.4) percent was favorably impacted by the determination that a portion of a significant fiscal 2017 legal settlement accrual was deductible.

•
Diluted Earnings Per Share: Diluted earnings per share was $0.63 in the fourth quarter of fiscal 2019 compared to $1.07 in the previous fiscal year fourth quarter. This decrease was primarily due to an increase in income tax expense, offset in part by an increase in income before income taxes.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the fourth quarter of fiscal 2019 were 209.7 million, a 3.6 percent decline versus the prior fiscal year fourth quarter primarily due to share repurchases.

Opioid Litigation

•
On October 21, 2019, the Company announced an agreement in principle with two Ohio counties, Cuyahoga and Summit, to settle all claims brought by the two counties against the Company in the first track of the multi-district opioid litigation. As a result, the Company recorded an after-tax charge of $50.9 million in the quarter ended September 30, 2019 within Employee Severance, Litigation and Other in its Statement of Operations. While the Company disputes the allegations made by the two counties, the Company believes settling their claims is an important stepping stone to achieving a global resolution of the related pending multi-district litigation and delivering meaningful relief. The Company expects settlement funds to be used by the counties in support of initiatives to combat the opioid epidemic, including treatment, rehabilitation, mental health and other important efforts.

•
Also, on October 21, 2019, the Attorneys General for North Carolina, Pennsylvania, Tennessee, and Texas announced a potential framework for a global resolution of the multi-district opioid litigation and other related state court litigation, including cases currently filed and that could be filed. The Company is currently engaged in discussions that include the four attorneys general, plaintiffs’ lawyers representing local governments, and other parties regarding the terms of the potential framework. The parties’ objective is to reach agreement in principle on terms for the potential framework, which could be the foundation for a global resolution. This framework would then be presented to the other states and local governments that will need to accept the framework in the coming days and weeks in order to achieve the finality that the Company would require from a global resolution. Given the large number of parties involved, the complexity and difficulty of the underlying issues, and the resulting uncertainty of achieving a potential global resolution, the Company continues to litigate and prepare for trial in the cases pending in the multi-district opioid litigation as well as in state courts where lawsuits have been filed, and intends to continue to vigorously defend itself in all such cases. Accordingly, the Company has not recognized a liability related to the potential framework as of September 30, 2019. The Company records a liability when it is probable that a loss has been incurred and the amount is reasonably estimable. The Company will continue to evaluate its accounting position based on the facts and circumstances as they develop.

Fourth Quarter Adjusted (non-GAAP) Results

•
Revenue: No adjustments were made to the GAAP presentation of revenue. In the fourth quarter of fiscal 2019, revenue was $45.6 billion, up 5.4 percent compared to the same quarter in the previous fiscal year, reflecting a 5.1 percent increase in Pharmaceutical Distribution Services revenue and a 12.6 percent increase in revenue within Other.

•
Adjusted Gross Profit: Adjusted gross profit in the fiscal 2019 fourth quarter was $1.2 billion, which was up 6.9 percent compared to the same period in the previous year, due to the increases in gross profit within Pharmaceutical Distribution Services and Other primarily resulting from higher revenue. Adjusted gross profit as a percentage of revenue was 2.73 percent in the fiscal 2019 fourth quarter, an increase of 4 basis points from the prior year quarter.

•
Adjusted Operating Expenses: In the fourth quarter of fiscal 2019, adjusted operating expenses were $789.4 million, an increase of 7.8 percent compared to the same period in the previous fiscal year primarily due to an increase in costs to support revenue growth. Adjusted operating expenses as a percentage of revenue in the fiscal 2019 fourth quarter was 1.73 percent, compared to 1.69 percent for the same period in the previous fiscal year.

•
Adjusted Operating Income: In the fiscal 2019 fourth quarter, adjusted operating income of $456.1 million increased 5.5 percent from the prior year period due to a 3.5 percent increase in operating income within Pharmaceutical Distribution Services and a 14.9 percent increase in operating income within Other. Adjusted operating income as a percentage of revenue was 1.00 percent, which was flat compared to the prior year quarter.

•
Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the fiscal 2019 fourth quarter, net interest expense of $36.4 million was down 15.4 percent versus the prior year quarter due to an increase in interest income as a result of an increase in our invested cash balance and an increase in interest rates. Additionally, interest expense was lower due to a decrease in average borrowings.

•	Adjusted Effective Tax Rate: The adjusted effective tax rate was 19.6 percent for the fourth quarter of fiscal 2019, which was flat compared to the prior year quarter.

•
Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was up 11.0 percent to $1.61 in the fourth quarter of fiscal 2019 compared to $1.45 in the previous fiscal year fourth quarter, driven by the increase in adjusted operating income, a lower share count, and lower net interest expense.

•
Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the fourth quarter of fiscal 2019 were 209.7 million, a 3.6 percent decline versus the prior fiscal year fourth quarter primarily due to share repurchases.

Segment Discussion

The Company's operations are comprised of the Pharmaceutical Distribution Services reportable segment and other operating segments that are not significant enough to require separate reportable segment disclosure and, therefore, have been included in Other for the purpose of reportable segment presentation. Other consists of operating segments that focus on global commercialization services and animal health and includes AmerisourceBergen Consulting Services (ABCS), World Courier and MWI Animal Health (MWI).

Pharmaceutical Distribution Services Segment

Pharmaceutical Distribution Services revenue was $43.9 billion, an increase of 5.1 percent compared to the same quarter in the prior fiscal year primarily due to continued strong specialty product sales and increased volume associated with the growth of some of its largest customers. Segment operating income of $369.3 million in the fourth quarter of fiscal 2019 was up 3.5 percent compared to the same period in the previous fiscal year, primarily due to the increase in gross profit, offset in part by an increase in operating expenses.

Other

Revenue in Other was $1.8 billion in the fourth quarter of fiscal 2019, an increase of 12.6 percent compared to the same period in the prior fiscal year primarily due to growth at MWI and ABCS's growth in its Canadian operations. Operating income in Other increased 14.9 percent to $86.7 million in the fourth quarter of fiscal 2019. This increase was due to the results of World Courier, ABCS's Lash Consulting Services, and MWI.

Fiscal Year 2019 Summary Results

	GAAP	Adjusted (non-GAAP)
Revenue	$179.6B	$179.6B
Gross Profit	$5.1B	$5.0B
Operating Expenses	$4.0B	$2.9B
Operating Income	$1.1B	$2.1B
Interest Expense, Net	$158M	$158M
Tax Rate	11.7%	20.6%
Net Income Attributable to ABC	$855M	$1,502M
Diluted Earnings Per Share	$4.04	$7.09
Diluted Shares Outstanding	212M	212M

Summary Fiscal Year GAAP Results

In fiscal year 2019, GAAP diluted EPS was $4.04, compared to $7.53 in the prior year. Revenue of $179.6 billion was up 6.9 percent over the last fiscal year. Gross profit increased 11.4 percent to $5.1 billion primarily due to increases in gross profit within Pharmaceutical Distribution Services and Other. Total gross profit in fiscal year 2019 was also favorably impacted by increases in gains from antitrust litigation settlements, a LIFO credit in the current year period versus a LIFO expense in the prior year, and the reversal of a previously estimated assessment related to the New York State Opioid Stewardship Act. Operating expenses increased 27.1 percent over the prior fiscal year primarily due to a $570 million impairment of PharMEDium's long-lived assets, an increase in employee severance, litigation, and other costs, and an increase in distribution, selling and administrative expenses. Operating income decreased 23.0 percent and operating income margin decreased 24 basis points in the current fiscal year as the increase in operating expenses exceeded the increase in gross profit. Diluted weighted average shares outstanding in fiscal 2019 were 211.8 million, down 3.9 percent from the prior fiscal year.

Summary Fiscal Year Adjusted (non-GAAP) Results

In fiscal year 2019, adjusted diluted EPS was $7.09, an increase of 9.2 percent over the prior fiscal year primarily due to an increase in operating income, a decrease in net interest expense, and a decrease in adjusted diluted weighted average shares outstanding. Adjusted diluted weighted average shares outstanding in fiscal 2019 were 211.8 million, down 3.9 percent from the prior fiscal year. Revenue increased 6.9 percent from last fiscal year to $179.6 billion. Adjusted gross profit increased by $269.7 million, or 5.7 percent, from prior fiscal year to $5.0 billion primarily due to the increases in gross profit within Pharmaceutical Distribution Services and Other. Adjusted operating income increased 3.5 percent as the increase in adjusted gross profit exceeded the increase in adjusted operating expenses. Adjusted operating income margin decreased 4 basis points from 1.18 percent to 1.14 percent primarily due to a lower contribution from PharMEDium.

Recent Company Highlights & Milestones

•
Good Neighbor Pharmacy, AmerisourceBergen’s national independent pharmacy network, announced that it has been ranked “Highest in Customer Satisfaction with Chain Drug Store Pharmacies” in the 2019 J.D. Power U.S. Pharmacy Study. This marks the eighth time that Good Neighbor Pharmacy has earned the achievement in the last 10 years.

•
AmerisourceBergen hosted its annual two-day manufacturer summit ThinkLive 2019. The conference assembled nearly 400 leading pharmaceutical manufacturers and AmerisourceBergen executives to collaborate and share perspectives on embracing innovation, driving patient access and supporting biosimilars and other novel therapies.

•
UPS announced its drone logistics partnership with AmerisourceBergen. The collaboration will deploy the UPS Flight Forward drone airline to transport certain pharmaceuticals, supplies and records to qualifying medical campuses served by AmerisourceBergen across the United States, and then expand its use to other sites of care. The addition of drone transportation provides an option for aerial delivery via UPS Flight Forward drone services enabling the ability to avoid roadway delays, increase medical distribution efficiency, lower costs and improve the patient experience with potentially life-saving benefits.

•
The AmerisourceBergen Foundation announced that it has partnered with more than 20 organizations to help prevent and curb the harmful effects of prescription drug misuse, especially among youth. Through the Foundation’s Opioid Resource Grant Program, several youth-based organizations will receive the necessary funding to support their prevention initiatives focused on education, youth advocacy, and community building. The AmerisourceBergen Foundation also committed more than $75,000 to support relief efforts in the communities affected by Hurricane Dorian.

Dividend Declaration

The Company's Board of Directors declared a quarterly cash dividend of $0.40 per common share, payable December 2, 2019, to stockholders of record at the close of business on November 18, 2019.

Fiscal Year 2020 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2020 Expectations on an Adjusted (non-GAAP) Basis

AmerisourceBergen has introduced its fiscal year 2020 financial guidance, which reflects growth in both Pharmaceutical Distribution Services and businesses focused on Global Commercialization Services & Animal Health. Notably, our revenue growth reflects the onboarding of new volume through our second largest customer. The Company expects:

•	Revenue growth in the mid- to high-single digit percent range; and

•	Adjusted diluted earnings per share to be in the range of $7.30 to $7.60.

Additional expectations include:

•	Adjusted operating expenses to increase in the mid-single digit percent range;

•	Adjusted operating income growth in the low- to mid-single digit percent range;

◦	Pharmaceutical Distribution Services segment operating income growth in the low- to mid-single digit percent range;

◦	Other, which is comprised of businesses focused on Global Commercialization Services & Animal Health, operating income growth in the high-single digit percent range;

•	Adjusted effective tax rate between 21 percent and 22 percent;

•	Adjusted free cash flow to be approximately $1.5 billion;

•	Capital expenditures in the $400 million range; and

•	Weighted average diluted shares are expected to be between 209 million to 210 million for the fiscal year.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on November 7, 2019. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 288-0340. No access code is required. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (800) 475-6701. From outside the U.S., dial (320) 365-3844. The access code for the replay is 472893.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conference in the coming months:

•J.P. Morgan Healthcare Conference, January 13-16, San Francisco.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen provides pharmaceutical products, value-driving services and business solutions that improve access to care. Tens of thousands of healthcare providers, veterinary practices and livestock producers trust us as their partner in the pharmaceutical supply chain. Global manufacturers depend on us for services that drive commercial success for their products. Through our daily work—and powered by our 22,000 associates—we are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500, with more than $175 billion in annual revenue. The company is headquartered in Valley Forge, Pa. and has a presence in 50+ countries. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; declining reimbursement rates for pharmaceuticals; continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; continued prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, including opioid medications, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; failure to comply with the Corporate Integrity Agreement; material adverse developments or resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including principally with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; changes in tax laws or legislative initiatives that could adversely affect the Company's tax positions and/or the Company's tax liabilities or adverse resolution of challenges to the Company's tax positions; regulatory or enforcement action in connection with the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business or the related consent decree; suspension of production of CSPs, including continued suspension at PharMEDium's Memphis facility; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations; financial market volatility and disruption; the loss, bankruptcy or insolvency of a major supplier; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events that affect the Company’s operations; the impairment of goodwill or other intangible assets (including any additional impairments with respect to foreign operations or PharMEDium), resulting in a charge to earnings; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of PharMEDium, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; the Company's ability to manage and complete divestitures; the disruption of the Company's cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2019	% of Revenue	Three Months Ended September 30, 2018	% of Revenue	% Change
Revenue	$45,637,802		$43,297,136		5.4%

Cost of goods sold	44,453,065		42,264,495		5.2%

Gross profit [1]	1,184,737	2.60%	1,032,641	2.39%	14.7%

Operating expenses:
Distribution, selling, and administrative	721,944	1.58%	657,805	1.52%	9.8%
Depreciation and amortization	108,545	0.24%	120,558	0.28%	(10.0)%
Goodwill impairment charge [2]	—		59,684
Employee severance, litigation, and other [3]	174,407		40,497
Total operating expenses	1,004,896	2.20%	878,544	2.03%	14.4%

Operating income	179,841	0.39%	154,097	0.36%	16.7%

Other income	(1,213)		(820)
Interest expense, net	36,403		43,047		(15.4)%

Income before income taxes	144,651	0.32%	111,870	0.26%	29.3%

Income tax expense (benefit)	12,344		(82,134)

Net income	132,307	0.29%	194,004	0.45%	(31.8)%

Net income attributable to noncontrolling interest	312		39,284

Net income attributable to AmerisourceBergen Corporation	$132,619	0.29%	$233,288	0.54%	(43.2)%

Earnings per share:
Basic	$0.64		$1.08		(40.7)%
Diluted	$0.63		$1.07		(41.1)%

Weighted average common shares outstanding:
Basic	207,979		215,430		(3.5)%
Diluted	209,680		217,492		(3.6)%
 ________________________________________

[1]
Includes a $57.2 million LIFO expense, $6.7 million of PharMEDium remediation costs, and a $3.1 million gain from antitrust litigation settlements in the three months ended September 30, 2019. Includes an $83.5 million LIFO expense, $26.6 million of PharMEDium remediation costs, and an estimated $22.0 million assessment relating to the New York State Opioid Stewardship Act (for the period covering January 1, 2017 through September 30, 2018) in the three months ended September 30, 2018.

[2]	The goodwill impairment charge in the three months ended September 30, 2018 was related to the Company's non-wholly owned subsidiary in Brazil.

[3]
Includes $4.5 million of employee severance, $116.7 million of legal settlements, $21.3 million of litigation and opioid-related costs primarily related to legal fees in connection with opioid lawsuits and investigations, and $31.9 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended September 30, 2019. Includes $3.5 million of employee severance, $12.1 million of litigation costs primarily related to opioid lawsuits and investigations, and $25.0 million of other costs related to acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended September 30, 2018.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2019	% of Revenue	Fiscal Year Ended September 30, 2018	% of Revenue	% Change
Revenue	$179,589,121		$167,939,635		6.9%

Cost of goods sold	174,450,809		163,327,318		6.8%

Gross profit [1]	5,138,312	2.86%	4,612,317	2.75%	11.4%

Operating expenses:
Distribution, selling, and administrative	2,663,508	1.48%	2,460,301	1.46%	8.3%
Depreciation and amortization	462,407	0.26%	465,127	0.28%	(0.6)%
Goodwill impairment charge [2]	—		59,684
Employee severance, litigation, and other [3]	330,474		183,520
Impairment of long-lived assets [4]	570,000		—
Total operating expenses	4,026,389	2.24%	3,168,632	1.89%	27.1%

Operating income	1,111,923	0.62%	1,443,685	0.86%	(23.0)%

Other (income) loss [5]	(12,952)		25,469
Interest expense, net	157,769		174,699		(9.7)%
Loss on consolidation of equity investments	—		42,328
Loss on early retirement of debt	—		23,766

Income before income taxes	967,106	0.54%	1,177,423	0.70%	(17.9)%

Income tax expense (benefit)	112,971		(438,469)

Net income	854,135	0.48%	1,615,892	0.96%	(47.1)%

Net loss attributable to noncontrolling interest	1,230		42,513

Net income attributable to AmerisourceBergen Corporation	$855,365	0.48%	$1,658,405	0.99%	(48.4)%

Earnings per share:
Basic	$4.07		$7.61		(46.5)%
Diluted	$4.04		$7.53		(46.3)%

Weighted average common shares outstanding:
Basic	210,165		217,872		(3.5)%
Diluted	211,840		220,336		(3.9)%
 ________________________________________

[1]
Includes a $145.9 million gain from antitrust litigation settlements, $48.6 million of PharMEDium remediation costs, a $22.5 million LIFO credit, and a $22.0 million reversal of a prior period assessment relating to the New York State Opioid Stewardship Act in the fiscal year ended September 30, 2019. Includes a $67.3 million LIFO expense, $61.1 million of PharMEDium remediation costs, a $35.9 million gain from antitrust litigation settlements, and an estimated $22.0 million assessment relating to the New York State Opioid Stewardship Act (for the period covering January 1, 2017 through September 30, 2018) in the fiscal year ended September 30, 2018.

[2]	The goodwill impairment charge in the fiscal year ended September 30, 2018 was related to the Company's non-wholly owned subsidiary in Brazil.

[3]
Includes $34.1 million of employee severance, $116.7 million of legal settlements, $68.5 million of litigation and opioid-related costs primarily related to legal fees in connection with opioid lawsuits and investigations, and $111.2 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the fiscal year ended September 30, 2019. Includes $36.7 million of employee severance, $61.5 million of litigation costs primarily related to opioid lawsuits, investigations, and related initiatives, and $85.3 million of other costs related to acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the fiscal year ended September 30, 2018.

[4]	Impairment of finite-lived intangible assets and property and equipment relating to PharMEDium in the fiscal year ended September 30, 2019.

[5]
Includes a $13.7 million gain on the sale of an equity investment in the fiscal year ended September 30, 2019. Includes a $30.0 million impairment on a non-customer note receivable in the fiscal year ended September 30, 2018.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2019
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss (Income) Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,184,737	$1,004,896	$179,841	$144,651	$12,344	$312	$132,619	$0.63

Gain from antitrust litigation settlements	(3,137)	—	(3,137)	(3,137)	(764)	—	(2,373)	(0.01)

LIFO expense	57,203	—	57,203	57,203	14,956	—	42,247	0.20

PharMEDium remediation costs	6,660	(7,027)	13,687	13,687	3,550	—	10,137	0.05

Acquisition-related intangibles amortization	—	(34,078)	34,078	34,078	8,844	(438)	24,796	0.12

Employee severance, litigation, and other	—	(174,407)	174,407	174,407	43,855	—	130,552	0.62

Other	—	—	—	—	(204)	—	204	—

Adjusted Non-GAAP	$1,245,463	$789,384	$456,079	$420,889	$82,581	$(126)	$338,182	$1.61

Adjusted Non-GAAP % change vs. prior year quarter	6.9%	7.8%	5.5%	7.9%	7.8%		7.3%	11.0%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.60%	2.73%
Operating expenses	2.20%	1.73%
Operating income	0.39%	1.00%

________________________________________

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2018
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax (Benefit) Expense		Net Loss Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,032,641	$878,544	$154,097	$111,870	$(82,134)		$39,284	$233,288	$1.07

LIFO expense	83,466	—	83,466	83,466	23,124		—	60,342	0.28

PharMEDium remediation costs	26,580	(1,617)	28,197	28,197	8,083		—	20,114	0.09

New York State Opioid Stewardship Act	22,000	—	22,000	22,000	6,122		—	15,878	0.07

Goodwill impairment charge	—	(59,684)	59,684	59,684	—		(36,945)	22,739	0.10

Acquisition-related intangibles amortization	—	(44,484)	44,484	44,484	13,191		(775)	30,518	0.14

Employee severance, litigation, and other	—	(40,497)	40,497	40,497	83,317	[1]	—	(42,820)	(0.20)

Tax Reform [2]	—	—	—	—	25,000		—	(25,000)	(0.11)

Other	—	—	—	—	(77)		—	77	—

Adjusted Non-GAAP	$1,164,687	$732,262	$432,425	$390,198	$76,626		$1,564	$315,136	$1.45	[3]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.39%	2.69%
Operating expenses	2.03%	1.69%
Operating income	0.36%	1.00%

________________________________________

1 During the fourth quarter of fiscal 2018, the Company determined a significant portion of a fiscal 2017 legal settlement charge is tax deductible.

2 Includes a measurement period adjustment of the one-time transition tax on historical foreign earnings and profits through December 31, 2017.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2019
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss (Income) Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$5,138,312	$4,026,389	$1,111,923	$967,106	$112,971	$1,230	$855,365	$4.04

Gain from antitrust litigation settlements	(145,872)	—	(145,872)	(145,872)	(38,063)	—	(107,809)	(0.51)

LIFO credit	(22,544)	—	(22,544)	(22,544)	(5,883)	—	(16,661)	(0.08)

PharMEDium remediation costs	48,603	(20,820)	69,423	69,423	18,115	—	51,308	0.24

New York State Opioid Stewardship Act	(22,000)	—	(22,000)	(22,000)	(5,741)	—	(16,259)	(0.08)

Acquisition-related intangibles amortization	—	(159,848)	159,848	159,848	41,710	(1,821)	116,317	0.55

Employee severance, litigation, and other	—	(330,474)	330,474	330,474	84,638	—	245,836	1.16

Impairment of long-lived assets	—	(570,000)	570,000	570,000	148,734	—	421,266	1.99

Gain on sale of an equity investment	—	—	—	(13,692)	(3,573)	—	(10,119)	(0.05)

Tax reform [1]	—	—	—	—	36,997	—	(36,997)	(0.17)

Adjusted Non-GAAP	$4,996,499	$2,945,247	$2,051,252	$1,892,743	$389,905	$(591)	$1,502,247	$7.09

Adjusted Non-GAAP % change vs. prior year	5.7%	7.3%	3.5%	4.5%	1.3%		5.1%	9.2%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.86%	2.78%
Operating expenses	2.24%	1.64%
Operating income	0.62%	1.14%

________________________________________

[1]	Includes a measurement period adjustment to the one-time transition tax on historical foreign earnings and profits through December 31, 2017.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2018
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax (Benefit) Expense		Net Loss Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$4,612,317	$3,168,632	$1,443,685	$1,177,423	$(438,469)		$42,513	$1,658,405	$7.53

Gain from antitrust litigation settlements	(35,938)	—	(35,938)	(35,938)	(10,000)		—	(25,938)	(0.12)

LIFO expense	67,324	—	67,324	67,324	18,733		—	48,591	0.22

PharMEDium remediation costs	61,129	(5,075)	66,204	66,204	18,421		—	47,783	0.22

New York State Opioid Stewardship Act	22,000	—	22,000	22,000	6,122		—	15,878	0.07

Goodwill impairment charge	—	(59,684)	59,684	59,684	—		(36,945)	22,739	0.10

Acquisition-related intangibles amortization	—	(174,751)	174,751	174,876	48,660		(1,846)	124,370	0.56

Employee severance, litigation, and other	—	(183,520)	183,520	183,520	122,222	[1]	—	61,298	0.28

Loss on consolidation of equity investments	—	—	—	42,328	—		—	42,328	0.19

Impairment on non-customer note receivable	—	—	—	30,000	—		—	30,000	0.14

Loss on early retirement of debt	—	—	—	23,766	6,613		—	17,153	0.08

Tax reform [2]	—	—	—	—	612,595		—	(612,595)	(2.78)

Adjusted Non-GAAP	$4,726,832	$2,745,602	$1,981,230	$1,811,187	$384,897		$3,722	$1,430,012	$6.49

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.75%	2.81%
Operating expenses	1.89%	1.63%
Operating income	0.86%	1.18%

________________________________________

[1]	The Company determined a significant portion of a fiscal 2017 legal settlement charge is tax deductible.

[2]
Includes the impact of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,
Revenue	2019	2018	% Change
Pharmaceutical Distribution Services	$43,865,440	$41,726,426	5.1%
Other	1,797,436	1,596,178	12.6%
Intersegment eliminations	(25,074)	(25,468)

Revenue	$45,637,802	$43,297,136	5.4%

	Three Months Ended September 30,
Operating income	2019	2018	% Change
Pharmaceutical Distribution Services	$369,303	$356,808	3.5%
Other	86,737	75,465	14.9%
Intersegment eliminations	39	152
Total segment operating income	456,079	432,425	5.5%

Gain from antitrust litigation settlements	3,137	—
LIFO expense	(57,203)	(83,466)
PharMEDium remediation costs	(13,687)	(28,197)
New York State Opioid Stewardship Act	—	(22,000)
Goodwill impairment charge	—	(59,684)
Acquisition-related intangibles amortization	(34,078)	(44,484)
Employee severance, litigation, and other	(174,407)	(40,497)
Operating income	$179,841	$154,097

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.07%	2.06%
Operating expenses	1.23%	1.21%
Operating income	0.84%	0.86%

Other
Gross profit	18.76%	19.02%
Operating expenses	13.93%	14.29%
Operating income	4.83%	4.73%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.60%	2.39%
Operating expenses	2.20%	2.03%
Operating income	0.39%	0.36%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.73%	2.69%
Adjusted operating expenses	1.73%	1.69%
Adjusted operating income	1.00%	1.00%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Fiscal Year Ended September 30,
Revenue	2019	2018	% Change
Pharmaceutical Distribution Services	$172,813,537	$161,699,343	6.9%
Other	6,868,341	6,332,730	8.5%
Intersegment eliminations	(92,757)	(92,438)

Revenue	$179,589,121	$167,939,635	6.9%

	Fiscal Year Ended September 30,
Operating income	2019	2018	% Change
Pharmaceutical Distribution Services	$1,671,251	$1,626,748	2.7%
Other	380,660	355,091	7.2%
Intersegment eliminations	(659)	(609)
Total segment operating income	2,051,252	1,981,230	3.5%

Gain from antitrust litigation settlements	145,872	35,938
LIFO credit (expense)	22,544	(67,324)
PharMEDium remediation costs	(69,423)	(66,204)
New York State Opioid Stewardship Act	22,000	(22,000)
Goodwill impairment charge	—	(59,684)
Acquisition-related intangibles amortization	(159,848)	(174,751)
Employee severance, litigation, and other	(330,474)	(183,520)
Impairment of long-lived assets	(570,000)	—
Operating income	$1,111,923	$1,443,685

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.13%	2.14%
Operating expenses	1.16%	1.14%
Operating income	0.97%	1.01%

Other
Gross profit	19.13%	19.90%
Operating expenses	13.59%	14.30%
Operating income	5.54%	5.61%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.86%	2.75%
Operating expenses	2.24%	1.89%
Operating income	0.62%	0.86%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.78%	2.81%
Adjusted operating expenses	1.64%	1.63%
Adjusted operating income	1.14%	1.18%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	September 30,
	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$3,374,194	$2,492,516
Accounts receivable, net	12,386,879	11,314,226
Inventories	11,060,254	11,918,508
Right to recover asset [1]	1,147,483	—
Prepaid expenses and other	163,244	169,122
Total current assets	28,132,054	25,894,372

Property and equipment, net	1,770,516	1,892,424
Goodwill and other intangible assets	9,000,343	9,612,100
Other long-term assets	269,067	270,942

Total assets	$39,171,980	$37,669,838

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$28,385,074	$26,836,873
Other current liabilities	1,057,208	881,157
Short-term debt	139,012	151,657
Total current liabilities	29,581,294	27,869,687

Long-term debt	4,033,880	4,158,532

Accrued income taxes	284,075	299,600
Deferred income taxes	1,860,195	1,829,410
Other long-term liabilities	419,330	462,648

Total equity	2,993,206	3,049,961

Total liabilities and equity	$39,171,980	$37,669,838

1 Right to recover asset represents the inventory value associated with the accrual for estimated customer sales returns. The inventories balance at September 30, 2018 includes a $988.8 million accrual for estimated customer sales returns.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Fiscal Year Ended September 30,
	2019	2018
Operating Activities:
Net income	$854,135	$1,615,892
Adjustments to reconcile net income to net cash provided by operating activities [1,2]	1,126,509	(2,415)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(1,241,890)	(657,770)
Inventories	(167,990)	(4,923)
Accounts payable	1,561,048	859,036
Other [3]	212,211	(398,432)
Net cash provided by operating activities	2,344,023	1,411,388

Investing Activities:
Capital expenditures	(310,222)	(336,411)
Cost of acquired companies, net of cash acquired	(63,951)	(785,299)
Other	(1,659)	10,596
Net cash used in investing activities	(375,832)	(1,111,114)

Financing Activities:
Net (repayments) borrowings [4]	(133,073)	635,695
Payment of premium on early retirement of debt	—	(22,348)
Purchases of common stock [5]	(674,031)	(639,235)
Exercises of stock options	76,234	138,456
Cash dividends on common stock	(338,974)	(333,041)
Other	(16,669)	(22,400)
Net cash used in financing activities	(1,086,513)	(242,873)

Increase in cash and cash equivalents	881,678	57,401

Cash and cash equivalents at beginning of year	2,492,516	2,435,115

Cash and cash equivalents at end of year	$3,374,194	$2,492,516

________________________________________

[1]
Adjustments include a LIFO credit of $22.5 million and an impairment of long-lived assets of $570.0 million for the fiscal year ended September 30, 2019. Includes a LIFO credit of $67.3 million in the fiscal year ended September 30, 2018.

[2]
Includes a $795.5 million benefit for deferred income taxes in the fiscal year ended September 30, 2018, primarily as a result of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017 in connection with tax reform.

3 Includes a $209.9 million increase in income taxes payable in the fiscal year ended September 30, 2018, primarily as a result of a one-time transition tax on historical foreign earnings and profits through December 31, 2017 in connection with tax reform. Includes a $625.0 million decrease in a litigation accrual that was paid in the fiscal year ended September 30, 2018.

4 Net borrowings in the fiscal year ended September 30, 2018 were primarily used to finance the acquisition of H.D. Smith, which was completed on January 2, 2018.

5 Purchases of common stock in the fiscal year ended September 30, 2019 includes $24.0 million of September 2018 purchases that cash settled in October 2018 and excludes $14.8 million of September 2019 purchases that cash settled in October 2019.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•
Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, certain PharMEDium remediation costs, LIFO expense (credit), and costs (credit) related to the New York State Opioid Stewardship Act. Gain from antitrust litigation settlements and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they are unpredictable expenses. The costs (credit) related to the New York State Opioid Stewardship Act are excluded because they are unusual, non-recurring and non-cash. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs relate to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. The New York State Opioid Stewardship Act, which went into effect on July 1, 2018, established an annual $100 million fund and required manufacturers, distributors, and importers to ratably share the assessment based upon opioids sold or distributed to or within New York state. In December 2018, the New York State Opioid Stewardship Act was ruled unconstitutional by the U.S. District Court for the Southern District of New York. Accordingly, in fiscal 2019 the Company reversed the estimated assessment that was previously recorded in fiscal 2018.

•
Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization, employee severance, litigation, and other, certain PharMEDium remediation costs, impairment of long-lived assets, and a goodwill impairment charge. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization and a goodwill impairment charge are excluded because they are non-cash items. Acquisition-related intangibles amortization is also excluded because it does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructurings. We exclude the amount of litigation settlements and other expenses, as well as PharMEDium remediation costs and the impairment of long-lived assets, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•
Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the gain on sale of an equity investment in fiscal 2019, the loss on consolidation of equity investments in fiscal 2018, the impairment on a non-customer note receivable in fiscal 2018, and the loss on the early retirement of debt in fiscal 2018 are also excluded from adjusted income before income taxes because these amounts are unusual, non-operating, or non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•
Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense (benefit) by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•
Adjusted income tax expense (benefit): Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense (benefit) associated with the same items that are described above and excluded from adjusted income before income taxes. In addition, the one-time U.S. tax reform ("Tax Reform") adjustments are excluded from adjusted income tax expense. Tax Reform includes a benefit, and any measurement period adjustments, from applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted net income (loss) attributable to noncontrolling interest: Adjusted net income attributable to noncontrolling interest excludes the non-controlling interest portion of acquisition-related intangibles amortization. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to ABC.

•
Adjusted net income attributable to ABC: Adjusted net income attributable to ABC is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO expense (credit); PharMEDium remediation costs; costs (credit) related to the New York State Opioid Stewardship Act; a goodwill impairment charge; acquisition-related intangibles amortization; employee severance, litigation, and other; gain on sale of an equity investment; impairment of long-lived assets; the loss on consolidation of equity investments; the impairment on a non-customer note receivable; and the loss on early retirement of debt; in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of Tax Reform is excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

In addition, the Company has provided non-GAAP fiscal year 2020 guidance for diluted earnings per share, operating expense, operating income, and effective income tax rate that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. In addition, it has provided fiscal year 2020 adjusted free cash flow guidance. For fiscal year 2020, we have defined the non-GAAP financial measure of adjusted free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Bennett S. Murphy
Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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